Exhibit 10.1

AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT

This Amendment No. 6 (the “Amendment”) to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the “Agreement”) is made by and between BankUnited Financial Corporation, a Florida corporation (the “Company”) and Alfred R. Camner (the “Executive”) and is effective as of December 14, 2005.

RECITALS

WHEREAS, the Company and the Executive agreed to restructure the Executive’s compensation in April 2002 in consideration of the provisions of section 162(m) of the Internal Revenue Code; and

WHEREAS, pursuant to such compensation restructuring, the Executive’s Salary was reduced significantly and the Executive was given the opportunity to earn additional periodic cash compensation based on achievement of performance goals; and

WHEREAS, the Agreement provided for this compensation structure to continue until September 30, 2005; and

WHEREAS, the Compensation Committee has determined to continue this compensation structure through September 30, 2006, with an increase in Executive’s Salary;

NOW, THEREFORE BE IT RESOLVED, in consideration of the mutual agreements and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 4 of the Agreement is hereby amended by removing Section 4 of the Agreement in its entirety and replacing it with the following paragraph:

In consideration for the services to be rendered by the Executive hereunder, for the period commencing April 1, 2002 and ending September 30, 2002, the Company shall pay the Executive no salary, but shall provide the Executive with the opportunity to earn between Three Hundred Thousand and 00/100 Dollars ($300,000) and Five Hundred Thousand and 00/100 Dollars ($500,000) upon the satisfaction of certain preestablished short-term compensation goals set by the Company. For the period commencing October 1, 2002 and continuing through December 31, 2005, in consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an annual rate of Three Hundred Seventy-Five Thousand Dollars ($375,000). For the period commencing January 1, 2006 and continuing through September 30, 2006, in consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an annual rate of Four Hundred Seventy-Five Thousand Dollars ($475,000). The Executive’s Salary shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. In addition, for the period commencing October 1, 2002 and continuing through September 30, 2006, the Company shall provide the Executive with the opportunity to earn between Seven Hundred Thousand and 00/100 Dollars ($700,000) and One Million and 00/100 Dollars ($1,000,000) upon the satisfaction of certain pre-established short-term compensation goals set by the Company.

Amendment No. 6

BankUnited Financial Corporation

Alfred Camner Employment Agreement

2. Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year as first written above.

BANKUNITED FINANCIAL CORPORATION		ALFRED R. CAMNER

By:	/s/ Lawrence H. Blum	By:	/s/ Alfred R. Camner
Name:	Lawrence H. Blum	Name:	Alfred R. Camner
Title:	Vice Chairman of the Board and Secretary

ATTEST:

By:	/s/ Dellene Acampa
Name:	Dellene Acampa
Title:	Assistant Secretary